Tortoise Capital Resources Corp. Schedules Earnings Release for its Third Quarter Ended August 31, 2008

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Sept. 25, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) announced that on Thursday, Oct. 9, 2008 it will report its earnings results for the third quarter ended Aug. 31, 2008.

The company will host a conference call at 4 p.m. CDT on Thursday, Oct. 9, 2008 to discuss its third quarter financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 218-0204

International:  (303) 262-2175

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 7:00 p.m. CDT on Oct. 9, 2008 and continuing until 11:59 p.m. CDT Oct. 23, 2008, by dialing (303) 590-3000 (U.S./Canada).  The replay access code is 11118970#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through Oct. 09, 2009.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Aug. 31, 2008, the adviser had approximately $2.7 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
    Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com